EXHIBIT 99.1

Viking Investments Group, Inc. Confirms Name Change from SinoCubate, Inc.

Viking’s new ticker symbol is VKIN

NEW YORK CITY, July 23, 2012 / -- Viking Investments Group, Inc. VKIN, (“VIKING” and/or the “Company") is pleased to announce changes to the Company's name, trading symbol, and business description.

The Company has received approval from FINRA to change its name from SinoCubate, Inc. to Viking Investments Group, Inc. effective July 16, 2012.  There will be no change of control, or changes in senior management as a result of the name change.

The newly named Viking Investment Group, Inc. will trade under the ticker symbol VKIN, effective immediately.

“The name Viking Investments Group, Inc. better depicts our revised focus on investing and maturing U.S. companies to be localized in emerging markets”, states Tom Simeo, Chairman and CEO.  “It may take a day or two for the financial institutions and various social networks to properly adjust the name change but we believe moving forward more investors will begin to follow VKIN once they learn of our story”, continued Simeo.

In addition to the corporate actions, Viking Investments Group, Inc. is also pleased to announce that it is commencing due diligence on several projects it has been in discussions with in the United States.

“VKIN has isolated several companies in the United States that fit our business model criteria.  We will be in the US conducting further due diligence and will report our results accordingly”, continued Mr. Simeo.

Expect VKIN to be more liberal about updating the investment community.  VKIN management believes it is important for its shareholders to be informed and involved.

FOR MORE INFORMATION
To learn more about the Company and its latest news, visit Viking Investments Group, Inc. web site www.vikinginvestments.com

ABOUT VIKING INVESTMENTS GROUP, INC.
Viking Investment Group, Inc., a U. S. publicly traded company, ticker VKIN, is a global financial advisory and investment firm, focused on investing in mid-stage American High-Tech companies with established technologies and revenue models that could feasibly be localized into emerging markets with Western management, such as China and India, the two most populous countries in the world, to be built to the point of maturity and expansion, guiding them in the process of becoming strong and mature companies.

Investor Relations Contact:
ir@vikinginvestments.com
Phone: (347) 329 2954

Safe Harbor Statement
This press release contains certain statements that may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's beliefs, assumptions and expectations of the Company's future operations and financial performance, currently available to management, that may cause actual results different from the expectations of future results. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

SOURCE: Viking Investments Group, Inc.
Copyright (C) 2012 Viking Investments.  All rights reserved